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Exhibit 5.1

[Letterhead of CGR]

March 28, 2007

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304

Re:	TriMas Corporation Registration Statement on Form S-1 File No. 333-136263

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (File No. 333-136263) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration of the sale by TriMas Corporation, a Delaware corporation (the "Company"), of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). The Common Stock is to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company and Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, and J.P. Morgan Securities Inc. as representatives of the underwriters named therein, the form of which is filed as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have acted as counsel for the Company in connection with the proposed issuance of the Common Stock. In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

We advise you that, based upon and subject to the foregoing, we are of the opinion that (i) the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Common Stock and (ii) upon due action of the pricing committee of the Board of Directors and issuance of the Common Stock against payment and delivery therefor in accordance with the Underwriting Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

In rendering this opinion we express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP

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